Registration No. 333-

As filed with the Securities and Exchange Commission on September 20, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

HILLMAN SOLUTIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	85-2096734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10590 Hamilton Avenue, Cincinnati, OH	45231
(Address of Principal Executive Offices)	(Zip Code)

Hillman Solutions Corp. 2021 Equity Incentive Plan

Hillman Solutions Corp. 2021 Employee Stock Purchase Plan

HMAN Group Holdings Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Douglas J. Cahill
Chief Executive Officer
10590 Hamilton Avenue

Cincinnati, OH 45231

(Name and address of agent for service)

(513) 851-4900

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Craig E. Marcus Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7802	Douglas D. Roberts Vice President, General Counsel and Secretary 10590 Hamilton Avenue Cincinnati, OH 45231 (513) 851-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Hillman Solutions Corp. 2021 Equity Incentive Plan Common stock, par value $0.0001 per share	7,150,814 shares (3)	$12.43 (4)	$88,884,618.02	$9,698
Hillman Solutions Corp. 2021 Employee Stock Purchase Plan Common stock, par value $0.0001 per share	1,140,754 shares (5)	$12.43 (4)	$14,179,572.22	$1,547
HMAN Group Holdings Inc. 2014 Equity Incentive Plan Common stock, par value $0.0001 per share	14,136,478 shares (6)	$8.13 (7)	$114,929,566.14	$12,539
TOTAL	22,428,046 shares	-	$217,993,756.38	$23,784

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock as may be issued by way of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hillman Solutions Corp. (the “Registrant”).
(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(3)	Represents shares of Common Stock reserved for issuance upon exercise of options or in respect of other awards under the Hillman Solutions Corp. 2021 Equity Incentive Plan (“2021 Plan”), along with shares of Common Stock that may again become issuable with respect to awards under the 2021 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2021 Plan (including pursuant to awards that are terminated or forfeited under the HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), up to an additional 14,136,478 shares).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s Common Stock, $12.81 and $12.04, respectively, as reported by the Nasdaq Capital Market, on September 16, 2021.
(5)	Represents shares of Common Stock reserved for issuance under the Hillman Solutions Corp. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), along with shares of Common Stock that may again become available for delivery with respect to awards under the 2021 ESPP pursuant to the share counting, share recycling and other terms and conditions of the 2021 ESPP.
(6)	Represents shares of Common Stock issuable upon exercise of options previously granted under the 2014 Plan, shares of Common Stock issuable upon the settlement of restricted stock units previously granted under the 2014 Plan and shares of restricted stock previously granted under the 2014 Plan, each as of the date of this Registration Statement. To the extent that shares of Common Stock issuable upon the exercise or settlement of such awards expire or are terminated, surrendered or cancelled without the delivery of shares of Common Stock, are forfeited to or repurchased by the registrant, or otherwise become available again for grant, in each case, on or after July 14, 2021, such shares of Common Stock will be available for issuance under the 2021 Plan.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act. For the shares of Common Stock reserved for issuance upon the exercise of outstanding awards granted under the 2014 Plan, the Proposed Maximum Offering Price Per Share is $8.13, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2014 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the 2021 Plan, 2021 ESPP and 2014 Plan, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021, as amended by the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on May 3, 2021;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on July 29, 2021;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on June 24, 2021, July 12, 2021 (with respect to the information reported under Item 5.07 therein), July 13, 2021, July 20, 2021, and July 29, 2021;

(d)	the Registrant’s Current Reports on Form 8-K/A filed with the SEC on July 29, 2021; and

(e)	the description of the Registrant’s securities contained in the section titled “Description of Securities” on the Registrant’s Form S-1, filed with the SEC on August 13, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person made a party to an action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant’s Third Amended and Restated Certificate of Incorporation provides that the Registrant’s directors will be, and the officers, employees and other agents may be, indemnified by the Registrant to the fullest extent authorized by law.

In addition, the Registrant has entered or will enter into indemnification agreements with directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

The Registrant has purchased a general liability insurance policy that insures its officers and directors against liability based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of Hillman Solutions Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2021).

4.2	Amended and Restated Bylaws of Hillman Solutions Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2021).

4.3	Hillman Solutions Corp. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2021).

4.4	Hillman Solutions Corp. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2021).

4.5	HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (incorporated by reference to 10.11 of the Landcadia Holdings III, Inc. Registration Statement on Form S-4 (Reg. No. 333-252693), filed with the SEC on June 11, 2021).

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Marcum LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of KPMG LLP, independent registered public accounting firm for the Registrant.

23.3*	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page in Part II).

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, the State of Ohio, on this 20th day of September, 2021.

Hillman Solutions Corp.

By:	/s/ Douglas J. Cahill
Name: Douglas J. Cahill
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Douglas J. Cahill and Robert Kraft his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Hillman Solutions Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas J. Cahill	Chairman, President and Chief Executive Officer	September 20, 2021
Douglas J. Cahill

/s/ Robert Kraft	Chief Financial Officer	September 20, 2021
Robert Kraft

/s/ Joseph Scharfenberger	Director	September 20, 2021
Joseph Scharfenberger

/s/ Richard Zannino	Director	September 20, 2021
Richard Zannino

/s/ Daniel O’Leary	Director	September 20, 2021
Daniel O’Leary

/s/ John Swygert	Director	September 20, 2021
John Swygert

/s/ Aaron Jagdfeld	Director	September 20, 2021
Aaron Jagdfeld

/s/ David Owens	Director	September 20, 2021
David Owens

/s/ Philip Woodlief	Director	September 20, 2021
Philip Woodlief

/s/ Diana Dowling	Director	September 20, 2021
Diana Dowling

/s/ Teresa Gendron	Director	September 20, 2021
Teresa Gendron